                          CONSULTING SERVICES AGREEMENT


      THIS AGREEMENT FOR THE PROVISION OF CONSULTING SERVICES is made and entered into as of May 1, 1997 by and between Improved Funding Techniques, Inc. ("IFTI"), a New Jersey corporation with its principal place of business at 211 Broadway, Lynbrook, New York 11563, and Health Management Systems, Inc. ("HMS"), a New York corporation with its principal place of business at 401 Park Avenue South, New York, New York 10016.

                               W I T N E S S E T H

      WHEREAS, IFTI possesses in-depth professional knowledge of the commercial and governmental insurance marketplace and of the procedure and process utilized within the marketplace to acquire goods and services; and

      WHEREAS, HMS is engaged in the business of furnishing proprietary information management services and software to hospitals and other healthcare providers, government health services agencies, payors and purchasers of healthcare (including Blue Cross, commercial insurers and managed care organizations), and companies serving the healthcare industry; and

      WHEREAS, IFTI has extensive experience in the business of marketing vendor services in the insurance and healthcare industries; and

      WHEREAS, IFTI and HMS, together with HHL Financial Services, Inc., were parties to a Consulting Services Agreement dated March 1, 1993 (the "1993 Agreement"), which was terminated by a Consulting Services Agreement between IFTI and HMS dated as of November 1, 1994 (the "1994 Agreement"), which in turn has been terminated and replaced in its entirety by this Agreement; and

      WHEREAS, HMS desires to retain the advice, counsel and professional services of IFTI in connection with the overall HMS business agenda, including but not limited to representation and sale of revenue enhancement and cost containment services to be provided by HMS to healthcare payors and to providers of healthcare services throughout the United States, as outlined below.

      NOW THEREFORE, in consideration of the mutual covenants set forth below, the parties hereto agree as follows:

      1.0 Termination of 1994 Agreement. The 1994 Agreement is hereby terminated effective as of the date hereof. IFTI hereby acknowledges that all liabilities and obligations for cash, equity obligations, fees and reimbursement of expenses owed by HMS to IFTI under the 1993 or 1994 Agreements, except as otherwise provided in Sections 3.2(a) and 3.4(d) hereunder, have been fully met and satisfied and IFTI hereby waives any claims it may have against HMS in connection with a breach by HMS of any of its financial obligations to IFTI pursuant to the 1993 and 1994

Agreements, except for claims which may be asserted as a result of an audit of HMS's revenue in connection with such financial obligations. IFTI warrants and represents that it know of no such claims.

      2.0 Services.

      2.1 Provision of Consulting Services. HMS shall utilize the services of IFTI, and IFTI agrees to provide such services to support HMS marketing and sales activity with new and existing clients, across all HMS product lines (present and future) as requested, without exception or qualification, for the purpose of securing operational contracts for the provision by HMS of its various revenue enhancement and cost containment services (offered among other services) by HMS to healthcare providers and payors variously as Retroactive Claims Reprocessing [RCR]sm, Comprehensive Accounts Management [CAMS]sm, Third Party Liability Recovery [TPLR]sm, Electronic Data Interchange [EDI] services and Managed Care Support [MCS], including the HMS software companies, (the services and software provided by HMS are sometimes hereinafter referred to collectively as the "Business").

      2.2 Authorized Officials. HMS shall designate an authorized official to coordinate its activities with IFTI. For purposes of this Agreement, the authorized official for HMS's TPLR services shall be Laurence B. Simon and the authorized official for HMS's other services shall be Mark D. Mandel, until and unless HMS shall notify IFTI otherwise pursuant to Section 10.2 of this Agreement.

      2.3 Capacity to Contract. Each of the parties hereto warrants that (a) it has the capacity to enter into this Agreement and (b) the Agreement has been duly authorized and does not violate any charter document of the party or any existing contract, mortgage, deed of trust or similar instrument by which the party is bound or any law or regulation to which the party is subject.

      3.0 Compensation, Expenses and Payments.

      3.1 Revenue Based Consideration.

            (a) Consolidated Revenue Component.

                  (i) For the period from May 1, 1997 through October 31, 1997, subject to the limitations set forth in Sub-Section (c) of this Section 3.1, HMS shall pay to IFTI as a monthly fee for the consulting services to be rendered by IFTI hereunder an amount equal to 0.4 percent (0.004) of HMS's Consolidated Revenue, as hereinafter defined. For purposes of this paragraph, HMS's Consolidated Revenue shall be defined as the revenue reported by HMS in accordance with the accrual method prescribed by Generally Accepted Accounting Principles (GAAP), but shall exclude, for a period of twelve (12) months from the date of acquisition, all revenue attributable to any companies acquired by HMS during the term of the Agreement, unless the acquired company was brought to HMS by IFTI's Chairman, Joel Boyarsky ("Boyarsky").

                  (ii) For the period from November 1, 1997 through October 31, 2002, HMS shall pay to IFTI as a monthly fee for the consulting services to be rendered by IFTI hereunder an amount equal to eight tenths of one percent (0.008) of HMS's Consolidated Revenue. For purposes of this paragraph, HMS's Consolidated Revenue shall be defined as the revenue reported by HMS in accordance with the accrual method prescribed by GAAP, but shall (x) exclude for a period of twelve (12) months from the date of acquisition all revenue attributable to any companies acquired by HMS during the term of the Agreement, unless the acquired company was brought to HMS by IFTI, and (y) include for a period of twelve (12) months from the date of sale all revenue attributable to any companies [presumed to be equal to the revenue of the prior twelve (12) months] sold by HMS during the term of the Agreement, unless, the company sold was introduced to the purchaser by IFTI.

            (b) "Designated IFTI Client Incremental Revenue" Component. For the period from May 1, 1997 through October 31, 1997 only, as an additional fee for the consulting services to be rendered by IFTI hereunder, and subject to the limitations set forth in Sub-Section (c) of this Section 3.1, HMS shall pay to IFTI an amount equal to 5.0 percent (0.05) of all net revenue received, on a cash basis, by HMS attributable to the operational contracts between HMS and any of the IFTI Designated Clients (as such term is hereinafter defined) specified on Annex A hereto, subject to such deletions and additions in the future as the parties shall mutually agree ("Designated IFTI Client Incremental Revenue"). Designated IFTI Client Incremental Revenue shall be computed net of any payments HMS makes to other marketing partners with respect to Designated IFTI Clients, as may be agreed to by HMS and IFTI. For Designated IFTI Clients who are existing clients of HMS, Designated IFTI Client Incremental Revenue shall include net revenue, on a cash basis, in excess of the net revenue received by HMS from the Designated IFTI Client during HMS's fiscal year preceding the fiscal year in which the client becomes a Designated IFTI Client. Designated IFTI Clients are those clients incident to an operational contract secured as a result of IFTI's efforts ("IFTI Operational Contracts"). IFTI Operational Contracts will generally be awarded on the basis of a contingency fee. Upon award of an IFTI Operational Contract to HMS, IFTI will serve as may be necessary as liaison with the Designated IFTI Client to the degree required to enable HMS to fulfill the objective of the IFTI Operational Contract.

      (c) Maximum Annual Revenue Based Consideration. Revenue based consideration payable to IFTI shall not exceed $1,250,000 in Fiscal Year 1998 ("FY98"), $1,500,000 in FY99 and

$1,650,000 in FY00 and each fiscal year thereafter for the term of this Agreement. In addition, the Revenue Based Consideration shall include all costs incurred by IFTI in connection with IFTI's performance of its responsibilities to HMS hereunder, excluding the costs of all required travel, "Approved IFTI Consultants" and "Approved Supplemental Bilateral Consultants" (as such terms are defined hereinafter in Sections 3.3(b) and (c), respectively), the reimbursement for which shall be subject to Section 3.3 hereunder.

            (d) Expenses. Except as otherwise expressly provided in Section 3.3 hereunder, IFTI shall be responsible for all costs incurred by it in its performance of services under this Agreement.

      3.2 Equity Based Consideration.

            (a) Equity Retainer. Upon IFTI's execution of this Agreement, HMS will consummate the award to IFTI of additional non-qualified options on 150,000 shares of HMS common stock at an exercise price equal to $5.88 per share. One-sixth of these options shall vest immediately and annually thereafter on May 1st each year commencing May 1, 1998 and ending May 1, 2002, provided that IFTI shall be actively providing services to HMS at the time of such scheduled vesting. The 150,000 non-qualified options are in addition to the 115,500 non-qualified options previously awarded to IFTI in accordance with the terms of the 1993 and 1994

Agreements (including 15,000 options awarded for Fiscal Year 1996), which are subject to the vesting and other terms set forth in the respective stock option agreements.

            (b) Annual Equity Award. Commencing October 31, 1997, at the close of each HMS fiscal year, IFTI shall be eligible for the award of additional non-qualified options on HMS common stock from the annual options pool as determined by the HMS Board of Directors upon the recommendation of HMS's Chief Executive Officer. The options (if granted) shall vest in no more than four (4) equal consecutive annual installments on November 1st in each year commencing the year of grant and ending not later than November 1, 2002.

      3.3 Reimbursement for Certain Expenses.

            (a) Reimbursement for Travel Expenses. Travel costs incurred by IFTI in connection with its performance of services shall be subject to a budget of up to $25,000 for May 1, 1997 to October 31, 1997, $60,000 for FY98 and each fiscal year thereafter for the term of this Agreement, and shall be reimbursed to IFTI in accordance with HMS's then current travel policy.

            (b) Reimbursement for Approved IFTI Consultants. IFTI shall retain as consultants Plunkett & Jaffee, P.C. (at $2,500 per month) and Dick Swett Associates, Inc. (at $10,000 per quarter) and HMS shall reimburse IFTI in full for the cost of such consultants ("Approved IFTI Consultants") and their reasonable expenses.

      (c) Reimbursement for Approved Supplemental Bilateral Consultants. It is recognized in advance by both parties that certain engagements may require the retention by IFTI of consulting assistance to supplement IFTI's and HMS's bilateral efforts. The costs of such consultants ("Approved Supplemental Bilateral Consultants") retained by IFTI on a supplemental basis must be approved by HMS in advance (Annex B appended hereto includes a list of current and/or anticipated Supplemental Bilateral Consultants) and will be paid by IFTI, with the costs to be shared by IFTI and HMS on a 50/50 basis. HMS will reimburse IFTI for HMS's share of the actual costs incurred for all Approved Supplemental Bilateral Consultants on a monthly basis upon receipt of proper documentation from IFTI.

      3.4 Payment Terms.

            (a) Revenue Based Fees. The Consolidated Revenue and the Designated IFTI Client Incremental Revenue Components of the revenue based fees payable hereunder shall be paid by HMS to IFTI on or before the 30th day of each month with respect to HMS Consolidated Revenue and Designated IFTI Client Incremental Revenue recorded on the respective accounting bases set forth in Sections 3.1(a) and (b) above by HMS during the preceding month. A detailed report shall accompany all such payments.

            (b) Reimbursable Expenses. Any expenses reimbursable under this Agreement in accordance with the limitations set forth in Section 3.3 shall be invoiced by IFTI monthly and shall be paid by HMS within thirty (30) days after approval.

            (c) One-Time Advance Payment. Upon execution of this Agreement, HMS shall pay to IFTI an advance in the amount of $200,000. Commencing June 1, 1997, the advance shall be applied in 40 equal monthly installments of $5,000 against Revenue Based Consideration.

            (d) Repayment of Outstanding Balance of Prior Advance Payment. As of the effective date of this Agreement, the outstanding balance of the advance paid to IFTI in connection with the terms of the 1994 Agreement was $15,133, which amount shall be applied in full against Revenue Based Consideration payable to IFTI in November 1997 with respect to the month of October 1997.

      4.0 Nature of Relationship.

      4.1 Independent Contractor Status. IFTI shall perform its consulting services as an independent contractor and not as an employee or agent of HMS. With respect to the consulting services to be provided to HMS, IFTI shall use its discretion and best judgment with respect to the actions of its employees and such agents as may be retained by IFTI. IFTI may not and will not act as, and is not an agent or employee of, HMS for any purpose, and shall not enter into or incur any obligation on behalf of HMS except as expressly provided herein.

      4.2 Benefits and Taxes. IFTI shall not be entitled to, or eligible for, participation in any benefits or privileges given or extended to HMS or its agents or employees. IFTI shall be responsible for and shall make all required payments of federal, state and local withholding taxes, and requisite FICA and FUTA contributions, and requisite contributions with respect to such other tax liabilities as may result from IFTI's entering into this Agreement.

      4.3 Required Reporting and Disclosure. IFTI agrees that it is solely responsible for cognizance of and timely adherence to all applicable reporting and disclosure requirements arising out of IFTI's performance of the consulting services to be performed pursuant to this Agreement. IFTI shall promptly notify HMS upon learning of any such reporting or disclosure requirements and shall furnish HMS copies of all such reports or other required disclosures.

      5.0 Confidentiality.

      5.1 Nondisclosure of Confidential Information. IFTI acknowledges that, pursuant to the 1993 and 1994 Agreements and to this Agreement, it has had and will continue to have access to, and has become acquainted and become further acquainted with, proprietary confidential information that relates to the

Business. This information includes, but is not limited to, information regarding those systems included in the Business, and the proprietary methods and processes by which such systems are installed and operated by HMS. IFTI acknowledges that the systems, to the extent not known prior to the 1993 Agreement, are unique, secret and confidential and constitute trade secrets of HMS. IFTI further acknowledges that prior to entering into the 1993 Agreement, it had no knowledge of the systems or the method of installation and operation of the systems, to the extent not already publicly known. IFTI represents, covenants and agrees that it has not and will not, at any time, directly or indirectly, without the prior written consent of HMS, disclose to any person any confidential or proprietary information ("Confidential Information") obtained or developed by it relating to the Business, except information which at the time is available to others in the business or generally known to the public other than as a result of disclosure by IFTI not permitted hereunder, or lawfully acquired from a third party who is not obligated to HMS to maintain such information in confidence; provided that in no event shall the identity of a Designated IFTI Client be considered Confidential Information. This representation, covenant and agreement shall survive the termination of this Agreement and shall continue for three (3) years after such termination. IFTI represents, covenants and agrees that it has caused and will continue to cause its agents and employees to comply with the provisions of this Section 5.1, and its counterparts in the 1993 and 1994 Agreements and it expressly acknowledges that a violation of the representations, covenants and agreements herein contained by any of such agents and employees will be deemed to be a violation by IFTI of the provisions hereof.
5.2 Indemnification. IFTI shall assume liability for damages resulting from disclosure of Confidential Information in violation of the foregoing Section 5.1, and shall indemnify and hold HMS harmless from any obligation to make payments of damages to any person or entity as a result of any such violation.

      6.0 Conflicts of Interest. During the term of this Agreement, except as may be specifically authorized by HMS, IFTI, in its capacity pursuant to this Agreement, shall not contract with nor represent any other person or entity that engages in the provision of revenue enhancement and cost containment services for the healthcare industry or otherwise competes with the Business. There is no requirement, however, that IFTI devote its exclusive efforts to servicing HMS pursuant to this Agreement during the term.

      7.0 Term. This Agreement shall commence as of May 1, 1997 and shall continue in full force and effect for a period of sixty-six (66) months (through 31 October 2002), or until terminated earlier pursuant to the provisions of this Agreement.

      8.0 Termination of Agreement.

      8.1 Termination for Convenience. Subject to the terms and conditions of Sections 9.1(a)(i) and 9.1(b)(iii) hereunder, either party may terminate this Agreement at any anniversary date hereof by providing the other party hereto not less than thirty (30) days prior written notice of its intention to terminate this Agreement.

      8.2 Termination for Cause.

            (a) Either party may, upon three (3) business days written notice to the other, terminate this Agreement for "cause". For purposes of this Agreement, "cause" shall be deemed to exist, in the case of IFTI, if HMS reasonably determines that either (x) IFTI violated the provisions of Sections [5.1 or 6.0] [5.1, 6.0 or 10.4] of this Agreement or (y) IFTI or Boyarsky have been indicted or convicted for a felony offense or crime of dishonesty or moral turpitude; and in the case of HMS, if IFTI reasonably determines that HMS or its Chief Executive Officer have been indicted or convicted for a felony offense or crime of dishonesty or moral turpitude.

            (b) During a period of five (5) business days following receipt by IFTI of a written notice of termination for "cause", IFTI shall have the opportunity to cure any inadvertent violation of Sections 5.1 or 6.0 of this Agreement, as the case may be; provided, however, that HMS shall not be obligated to accept any such attempted cure if HMS reasonably determines that, notwithstanding IFTI's attempt to cure, HMS has suffered damages as a result of such violation. IFTI may exercise the foregoing right to cure only once during the term of the Agreement.

      8.3 Termination for Reasonable Cause. A termination by HMS for reasonable cause must entail the continued failure of IFTI to exert a reasonable amount of effort consistent with its past performance or to follow the reasonable instructions of HMS; in either instance, a termination for reasonable cause by HMS must be preceded by written notification of HMS's dissatisfaction with IFTI's performance and by a cure period of not less than two (2) months and not more than six (6) months (the actual duration to be predicated upon the nature of the problem and the time reasonably required for IFTI to effect a cure). To the extent that IFTI fails to cure the problem by the end of the cure period, HMS shall be entitled to proceed with a termination of IFTI for reasonable cause.

      8.4 Termination for Death, Disability or Cessation of Employment of Boyarsky with IFTI. The death, disability or cessation of full-time employment of Boyarsky with IFTI shall constitute termination for convenience by IFTI, except that (i) the effect of such termination upon the fees due to IFTI shall be treated differently than for any other termination for convenience, and (ii) such termination shall be stayed for thirty (30) days for the purpose of providing the parties with the opportunity to negotiate, if possible, a satisfactory modification to this Agreement prior to its termination.

      9.0 Fees Upon Termination.

      9.1 Effects of Termination.

            (a) Termination by IFTI.

                  (i) Termination for Convenience. IFTI's entitlement to payment of the Revenue Based Consideration and reimbursement for Approved IFTI Consultants and Approved Supplemental Bilateral Consultants (collectively, the "Approved Consultants") shall cease effective with the date of termination by IFTI; payment for a partial month shall be on a pro rata basis. IFTI shall retain all options vested at date of termination and all unvested options shall terminate. Participation in the Annual Equity Award requires IFTI's performance for the full fiscal year for which the award is being made.

                  (ii) Termination for Death, Disability or Cessation of Employment of Boyarsky with IFTI. The death, disability or cessation of full-time employment of Boyarsky with IFTI shall constitute termination for convenience by IFTI, except that (x) IFTI shall be eligible for participation in the Annual

Equity Award on a pro rata basis for that portion of the fiscal year during which Boyarsky and IFTI actively provided services to HMS, and (y) all unvested options shall vest.

                  (iii) Termination for Cause. A termination for cause by reason of the indictment or conviction of HMS or its Chief Executive Officer for a felony offense or crime of dishonesty or moral turpitude shall entitle IFTI to continued payment of the Revenue Based Consideration for the balance of the contract term or nine (9) months, whichever is less. IFTI shall be entitled to continued payment of the reimbursement for Approved Consultants for the balance of the contract term or three (3) months, whichever is less. IFTI shall be eligible for participation in the Annual Equity Award for the full fiscal year in which the termination occurs; moreover, IFTI shall receive credit for a full year's service for purposes of determining the vesting of unvested options previously awarded to IFTI. IFTI shall retain all options vested at the date of termination; all unvested options shall vest.

            (b) Termination by HMS.

                  (i) Termination for Cause.

                        (A) A termination by HMS for cause by reason of the indictment or conviction of either Boyarsky or IFTI for a felony offense or crime of dishonesty or moral turpitude will result in the immediate cessation of payment by HMS to IFTI of the Revenue Based Consideration and reimbursement for Approved Consultants; payment for a partial month shall be on a pro rata basis. IFTI shall retain all options vested at date of termination; all unvested options shall terminate. Participation in the Annual Equity Award requires IFTI's performance for the full fiscal year for which an award is being made.

                        (B) A termination by HMS for cause by reason of IFTI's violation of either Sections 5.1 or 6.0 of this Agreement relating to confidentiality and conflict of interest will result in the forfeiture by IFTI of the right to all vested and unvested options awarded by HMS.

                  (ii) Termination for Reasonable Cause. Termination for reasonable cause will result in the immediate cessation of payment by HMS to IFTI of the Revenue Based Consideration and reimbursement for Approved Consultants unless the cure period is less than three (3) months, in which case IFTI shall be entitled to receive reimbursement for Approved Consultants for one
(1) month. IFTI shall not be eligible for participation in the Annual Equity Award for the fiscal year in which termination occurs. IFTI shall retain all options vested at termination date; one-half of all unvested options shall vest and one-half shall terminate.

                  (iii) Termination for Convenience. IFTI shall be entitled to continued payment of the Revenue Based Consideration for the balance of the contract term or nine (9) months, whichever is less. IFTI shall be entitled to continued payment of the reimbursement for Approved Consultants for the balance of the contract term or three (3) months, whichever is less. IFTI shall be eligible for participation in the Annual Equity Award for the full fiscal year in which the termination occurs; moreover, IFTI shall receive credit for a full year's service for the fiscal year in which termination occurs for purposes of determining the vesting of unvested options previously awarded to IFTI. IFTI shall retain all options vested at termination date; all unvested options shall vest.

      10.0 Miscellaneous.

      10.1 Assignment. This Agreement shall be binding upon the respective successors and permitted assigns of the parties. No party may assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other party, and any attempted assignment without such consent shall be void.

      10.2 Notices. All notices shall be in writing and shall be addressed to the parties as set forth on the first page of this Agreement. Notices shall be effective upon receipt when delivered personally or by telecopier and shall be effective upon mailing when properly addressed with postage prepaid. Notices to IFTI shall be to the attention of Joel B. Boyarsky, Chairman;

notices to HMS shall be to the attention of Paul J. Kerz, President.

      10.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

      10.4 Standards of Conduct. IFTI covenants that it and its employees and agents shall be in full compliance with all applicable laws, regulations and standards of ethical conduct and that it shall hold HMS harmless from damages caused by violation of the provisions of this Section 10.4.

      10.5 Modifications. No modifications, amendments, supplements to or waivers of this Agreement or any of its provisions shall be binding upon the parties hereto unless made in writing and duly signed by all parties.

      10.6 Waiver. A failure by any party to exercise any right provided for herein or by applicable law shall not be deemed to constitute a waiver of any right hereunder. The remedies provided herein shall be cumulative and shall not be exclusive of any rights or remedies provided under law.

      10.7 Dispute Resolution. The failure of the parties to agree on a matter of contract interpretation for a period exceeding forty-five (45) days shall allow submission of the dispute by either party to arbitration in New York City before the American Arbitration Association, with three arbitrators: one selected by IFTI, one selected by HMS, and one (the chairman) selected by the designees of IFTI and HMS.

      10.8 Complete Agreement. This Agreement sets forth the entire understanding of the parties as to the subject matter hereof and supersedes in its entirety the 1993 and 1994 Agreements.

      10.9 Severability. It is the intention of the parties that this Agreement shall be enforceable to the fullest extent permissible under applicable law, but that the unenforceability (or modification to conform to such law) of any provision or provisions hereunder shall not render unenforceable, or impair, the remainder thereof. In the event any one or more of the provisions of this Agreement shall be deemed invalid or unenforceable, either in whole or in part, this Agreement shall be deemed amended to delete or modify, as necessary, the offending provision or provisions and to alter the bounds thereof in order to render it valid and enforceable to the fullest extent permitted by law.

      10.10 Headings. The headings used in this Agreement and the organization of this Agreement are for convenience only and shall not affect in any way the interpretation of this Agreement.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first hereinabove written.


                              IMPROVED FUNDING TECHNIQUES, INC.


                              By:/s/ Joel B. Boyarsky
                                 ----------------------------------------
                                     Joel B. Boyarsky, Chairman




                              HEALTH MANAGEMENT SYSTEMS, INC.


                               By:/s/ Paul J. Kerz
                                 ----------------------------------------
                                      Paul J. Kerz, President